Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2020 OPERATIONAL UPDATE

HOUSTON, April 2, 2020 (GLOBE NEWSWIRE) -- NCS Multistage Holdings, Inc. (the “Company,” “NCS,” “we” or “us”) (NASDAQ:NCSM) today announced immediate actions taken in response to current global market conditions which have been impacted by the effect of COVID-19 on economic activity, reduced demand for crude oil, refined products and natural gas and recently-announced reductions in drilling and completion activity by E&P companies.  We expect our operational and financial results for the first quarter and full year 2020 to be negatively impacted by a reduction in demand for our products and services and potential disruptions to field operations in certain geographies.  As a result, the Company is withdrawing guidance related to the first quarter and full year 2020 provided in our earnings call on March 3, 2020, and as such, investors should no longer rely on that guidance. The Company is not providing an updated outlook at this time.

In response to these market circumstances, the Company has initiated further cost reductions which include: 1) a reduction in force of over 80 employees, or approximately 20% of our U.S. and Canadian workforce, 2) furloughs for certain operationally-focused employees and engineers, and 3) salary reductions for substantially all remaining U.S. and Canadian employees not participating in furloughs, including reductions in base salaries for our executive officers averaging approximately 20%.

We expect these actions to result in an annualized cost savings of over $12 million, approximately 75% of which is related to our S,G&A expense.  In connection with the workforce reduction, we expect to incur approximately $3.5 - $4.0 million in severance costs in the first and second quarters of 2020.  We expect that approximately 45% of the severance cost will be paid immediately, with remainder paid in installments over a 12-month period.  In addition to the actions discussed above, the Company has reduced its planned bonus accrual for 2020 and is implementing other cost mitigation strategies to further reduce S,G&A expense and capital expenditures.

NCS’s Chief Executive Officer, Robert Nipper, commented, “We are taking decisive and immediate action to adjust to the current environment facing our industry and our Company.  We continue to closely monitor the impact of COVID-19 with a focus on the safety and well-being of our workforce, supporting the essential operations of our customers and ensuring a robust supply chain.

Our talented and dedicated employees will enable us to continue to drive innovation in the industry and deliver outstanding results for our customers.  I want to thank the employees that will be leaving the Company for their hard work on behalf of NCS over the years.

We believe that the actions announced today will support NCS in navigating these difficult times, supported by our capital-light business model.  We remain committed to delivering tangible value to our customers through our differentiated technology and service delivery and strive to continue to improve our market share globally.”

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, Russia, the Middle East and the North Sea. NCS’s common stock is traded on the NASDAQ Global Select Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance, including the effects of COVID-19 thereon, severance costs we expect to incur and savings we expect to realize as a result of cost reduction measures . Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks and uncertainties relating to public health crises (including COVID-19) and risks related to cost reduction efforts or savings we may realize from such cost reduction efforts. In addition, the Company’s workforce reduction costs may be greater than anticipated and the workforce reduction may not have the expected costs savings or have an adverse impact on the Company's on-going operations. Other risk factors that may affect our results to differ materially from those implied or expressed by the forward-looking statements can be found in our latest Form 10-K filed with the U.S. Securities and Exchange Commission under the heading “Risk Factors” and under the heading “Cautionary Note Regarding Forward-Looking Statements”. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com